                                                                   Exhibit 10.40

December 8, 2000


A. George "Skip" Battle
35 Vincente Avenue
Berkeley, CA  94705

Dear Skip;

The Ask Jeeves Board of Directors is pleased to offer you the position of Chief Executive Officer of Ask Jeeves Inc. This position is a full time, regular, exempt position and will be based out of Emeryville, CA. Your hire date will be December 20, 2000.

BASE SALARY
Your annual salary will be $195,000.00, paid on the 15th and last working day of each month, in accordance with the company's normal payroll procedures. You will be paid full salary for the month of December.

EXECUTIVE BONUS PLAN
You will not be eligible to participate in any cash Bonus Program.

STOCK OPTIONS
Subject to approval by the Board of Directors of Ask Jeeves, you will be granted 360,000 options to purchase stock in Ask Jeeves, Inc. Your options will vest over a period of 12 months from the commencement of your employment; vesting will occur at the end of each month during which you either 1) remain an active regular employee of Ask Jeeves or 2) remain a member of the Ask Jeeves Board of Directors subsequent to your employment. The exercise price of your options will be the closing price on your first day of work at Ask Jeeves.

All options grants mentioned in this agreement have a term of ten years.

CHANGE OF CONTROL AND SEVERANCE
In the event that there is a Change of Control (as defined below) of the company and there has been a constructive termination of your employment (or a material change in your duties or responsibilities), then 100% of your unvested stock options would immediately vest.

For the purpose of this Offer Letter, Change in Control means: (i) a dissolution or liquidation of the Company; (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company, other than a sale, lease or other disposition by the Company


EMPLOYMENT OFFERS MUST BE SIGNED ONLY BY THE VP OF HUMAN RESOURCES OR AN OFFICER OF ASK JEEVES INC. ALL OTHER SIGNATURES WILL CAUSE THIS AGREEMENT TO BE INVALID. ANY EDITS OR ALTERATIONS TO THESE CONTRACT MAY INVALIDATE THIS AGREEMENT.
                                   PAGE 1 OF 3
of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale;
(iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors; or (vi) in the event that the individuals who, as of the date of adoption of the Plan, are members of the Company's Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company's stockholders, of any new Director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall be considered to be a member of the Incumbent Board in the future.)

For the purpose of this Offer Letter, Cause shall mean the occurrence of any of the following (and only the following): (i) your indictment or conviction of any felony or of any crime involving dishonesty; (ii) your participation in any fraud against the Company; (iii) your material breach of your duties to the Company, including persistent unsatisfactory performance of your job;
(iv) your material violation of your proprietary information agreement or other material agreement with the Company; or (v) your intentional damage to any property of the Company.

AT-WILL EMPLOYMENT STATUS
Your employment with Ask Jeeves is "at will." This means that if you accept this offer of employment from Ask Jeeves, Ask Jeeves may terminate your employment for any reason at any time, with or without notice, and with or without cause. Similarly, you are free to resign at any time, for any reason or for no reason.

TERMS AND CONDITIONS OF EMPLOYMENT
You and the Company agree that any dispute relating to or arising out of your employment relationship, except for disputes relating to or arising out of the obligations


EMPLOYMENT OFFERS MUST BE SIGNED ONLY BY THE VP OF HUMAN RESOURCES OR AN OFFICER OF ASK JEEVES INC. ALL OTHER SIGNATURES WILL CAUSE THIS AGREEMENT TO BE INVALID. ANY EDITS OR ALTERATIONS TO THESE CONTRACT MAY INVALIDATE THIS AGREEMENT.
                                 PAGE 2 OF 3
set forth in your Confidential Information and Invention Assignment Agreement shall be fully and finally resolved by mandatory, binding arbitration conducted by JAMS ("JAMS") in San Francisco County pursuant to JAMS' Comprehensive Arbitration Rules and Procedures in effect at the time of the dispute.

CONDITIONS OF OFFER
This offer of employment is contingent upon the following:
- -    You signing this offer letter and all referenced agreements, including, but not limited to: the Non-Compete, Confidential Information and Invention Assignment Agreement.
- -    Compliance with all employment policies.
- -    Your submission of appropriate documentation of employment eligibility in the United States.

ACCEPTANCE OF OFFER
If you choose to accept this offer of employment pursuant to the terms set forth above, please sign and date this letter and return to me.

If you have any further questions, please contact me directly at my office number: 510-985-7587



Sincerely,



On behalf of the Ask Jeeves Board of Directors
Paul L. Bianchi
Senior Vice President, Human Resources


cc:  File


I agree and accept the terms of this employment offer.




- ---------------------------------------------
A. George Battle                    Date




EMPLOYMENT OFFERS MUST BE SIGNED ONLY BY THE VP OF HUMAN RESOURCES OR AN OFFICER OF ASK JEEVES INC. ALL OTHER SIGNATURES WILL CAUSE THIS AGREEMENT TO BE INVALID. ANY EDITS OR ALTERATIONS TO THESE CONTRACT MAY INVALIDATE THIS AGREEMENT.
                                   PAGE 3 OF 3